Exhibit 10.7

Implementation Rules of Supplementary Agreement on Cooperation Agreement on the

Incorporation of Medgenn (Hong Kong) Ltd

Party A: Yantai Medgenn Co., Ltd

Party B: Medgenn (Hong Kong) Ltd

Party A and Party B hereby stipulate following implementation rules on the overseas sale of Party A’s product (“YH-16”) in accordance with relevant provisions under Cooperation Agreement on the Incorporation of Medgenn (Hong Kong) Ltd of February 10th, 2005 and Party A’s authorization concerning its overseas business under Supplementary Agreement on Cooperation Agreement on the Incorporation of Medgenn (Hong Kong) Ltd:

Article I Pricing of Products

Party A shall determine the cost price of products for overseas sale basing on actual conditions.

1.	The cost price of YH-16 (the only product of Party A) shall include general and administrative expenses and relevant expense allocation in accordance with national pricing regulations, but shall not include the amortization of research and development expenses, the interest expense of bank loan and the transportation insurance premiums.

2.	The domestic settlement price that Party A provides to Party B for overseas sale shall be 110% of the cost price. The cost price of the product shall be determined by the board of directors of Party A, and shall not be changed unless relevant conditions materially change.

3.	Under present conditions, the cost price of the product is determined by Party A to be RMB 85.51 per unit. If necessary, said price may be adjusted in accordance with relevant principles and procedures specified in paragraph 1 and paragraph 2.

4.	The sales price that Party A offers to Party B is limited to those products within 10% of the capacity that Party A has when relevant sales agreement is signed. As for those products exceeding 10% of the capacity, Party A and Party B shall otherwise consult with each other on their sales price.

Article II Purchase Order

Party B shall order products in accordance with overseas market demands, and shall place formal purchase orders with Party A.

1.	A purchase order shall include the name of products, specification, quantity, time schedule, package and other major contents.

2.	The purchase order shall allow a reasonable time for Party A’s production.

3.	The purchase order shall be confirmed by both parties through signature. Upon singed, the purchase order shall be deemed as an economic agreement, and parties hereto shall perform the purchase order in accordance with relevant requirements.

Article III Payment

Party B shall make payments to Party A in accordance with provisions of the purchase order.

1.	Party B shall pay 15% of the agreed settlement price as advance payment to Party A within 15 days as from the date the purchase order is placed with Party A. The rest payment shall be made within 15 days as from the date Party A finish the delivery of products at the place appointed by Party B.

2.	Party B may be revoke the purchase order within 15 days as from the date Party B make aforesaid advance payment, and Party A shall be entitled not to refund said advance payment under such condition. Unless conditions specified in paragraph 1 of Article VII occurs, Party B shall not revoke its purchase order 15 days after it has paid the advance payment.

3.	The payment for products shall be made in RMB in China. The company appointed by Party B shall settle with Party A and Party A shall issue relevant invoice.

Article IV Warranty

1.	Party A shall deliver products to Party B in accordance with relevant provisions concerning the quality, quantity and time schedule specified in the purchase order.

2.	Party A shall provide quality test report and other materials for each batch of products in accordance with international trade practices.

3.	The quality of Party A’s product shall not be below the examination standards of the destination country that Party A expressly indicates. Said examination standards shall form a part of the sales agreement after being confirmed by both parties, and shall be the quality standards applicable to products.

4.	In case the quality of Party A’s products is not up to the standard specified in paragraph 3, Party B shall be entitled to refuse relevant products, and any and all losses arising therefrom shall be undertaken by party A.

5.	After accepting Party A’s products, Party B shall be responsible for any and all quality problems arising because Party B does not abide by relevant transportation and storage regulations. Except for that, Party A shall always assure the quality of relevant products.

Article V Transportation Insurance

1.	Party A shall deliver products at the place appointed by Party B. The delivery of relevant products at said appointed place shall indicate the transfer of the ownership and the risk of relevant products. Party B shall carry out examination at said appointed place, and shall submit its quality complaint, if any, to Party B in writing within 3 days. If Party B does not have any complaint about the quality, relevant products shall be deemed as qualified products, and Party B shall make payments therefor.

2.	Party B shall assign a person for the customs clearance, consignment and insurance, and shall undertake relevant freights, insurance premiums and customs. Party A shall assist Party B to deal with aforesaid matters.

3.	Party A’s product package shall satisfy Party B’s requirements. If Party B has no special requirements concerning the product package, Party A shall adopt packages which satisfy international general standard. Party B shall indicate the “international general standard package” in the purchase order and provide a sample package to Party A. Once confirmed, package requirements shall bind Party A. If Party A’s product package does not satisfy Party B’s requirements, Party shall be entitled to refuse relevant products and claim for compensation.

4.	Party A is not responsible for the non-delivery or later delivery due to Force Majeure existing during the production and transportation of relevant products. In case the existence of Force Majeure exceeds 90 days and the performance of relevant sales contract does not complete within said period, Party B shall be entitled to revoke relevant sales contract.

Article VI Profit Distribution

1.	Profit generated from overseas sale shall be distributed by Party B in accordance its shareholding structure.

2.	The profit shall be the amount that overseas sales price minus the domestic settlement price, freight, insurance premiums, sales tax, export duty and other tax levied by Hong Kong government.

3.	The profit distribution date shall be 10th each month, and the settlement place shall be Hong Kong. Party B shall submit monthly financial report to Party A.

4.	Party B shall submit its overseas sales contract and relevant documents to its shareholders for review.

Article VII Default and Arbitration

1.	Party A’s failure to deliver products which satisfy quality requirements and quantity requirements to Party B on time shall be deemed as a default. The default penalty for each delayed day shall be 0.5% of the outstanding payments. If the delay in delivery exceeds 15 days, Party B shall be entitled to revoke the purchase order and claim the advance payment. Besides the default penalty computed in accordance with delayed days, Party A shall compensate Party B for direct and indirect losses it suffers.

2.	Party B’s failure to make payments shall be deemed as a default. The default penalty for each delayed shall be 0.5% of the outstanding payments. Besides the default penalty computed in accordance with delayed days, Party B shall also compensate Party A for direct and indirect losses it suffers.

3.	These implementation rules shall be governed by laws of People’s Republic of China. Party A and Party B agree to submit any disputes, which could not be solved through consultation, to China International Economic and Trade Arbitration Commission located in Beijing for arbitration in accordance its effective arbitration rules. The arbitration award shall be final and bind parties hereto.

Article VIII Miscellaneous

1.	Party B shall be responsible for any and all economic disputes and subsequent legal liabilities arising from intellectual property and other cause except for the product quality, which occur when YH-16 products are sold outside China (not including Hong Kong, Macau and Taiwan).

2.	Any matters unmentioned herein may be otherwise supplemented by parties hereto through consultation.

3.	These implementation rules shall be prepared in 4 copies, and either party shall keep one copy.

Party A: Yantai Medgenn Co., Ltd

Party B: Medgenn (Hong Kong) Ltd

Date: 2005.8.6